SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549


                            FORM 8-K

                         CURRENT REPORT

             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)   July 12, 1999



                Brauvin Real Estate Fund L.P. 4
     (Exact name of registrant as specified in its charter)


      Delaware                       0-13402          36-3304339
(State of or other                 (Commission        (IRS Employer
jurisdiction of                    File Number)      Identification
incorporation)                                             Number)


30 North LaSalle Street, Suite 3100, Chicago, Illinois      60602
(Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code  (312) 759-7660



(Former name or address, if changed since last report)

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Item 5.   Other Events.

In connection with the solicitation of the votes of the limited partners (the "Limited Partners") of Brauvin Real Estate Fund L.P. 4 (the "Partnership") made pursuant to the Solicitation Statement mailed on or about June 14, 1999 (the "Solicitation Statement"), by the ballot deadline of July 12, 1999, Limited Partners owning in excess of a majority of the units of limited partnership interest in the Partnership (the "Units") authorized the General Partners of the Partnership to sell all of the Partnership's properties under the terms outlined in the Solicitation Statement.

In addition, certain holders of economic interests in the Partnership, who have not been admitted to the Partnership as Limited Partners, have represented to the Partnership that they have acquired additional interests in the Partnership and are purporting to represent the voting interests with respect to those Units. The Partnership does not have sufficient information at this time to determine whether such interests may be voted by any party other than a Limited Partner. Further, a holder of economic interests has raised a question regarding whether economic interests should be included in the calculation to determine the percentage of Units voted in favor of the transaction set forth in the Solicitation Statement.

Although the Partnership has not reached a definitive conclusion regarding these issues, the Partnership has calculated the vote in a manner such that the voting direction of the economic interest holders with regard to Units they purport to have acquired were included in the tabulation; and further, the percentage of Units voted in favor of the sale proposal was based on the total number of Units outstanding, inclusive of the economic interest holders. Based on this calculation, a majority of the interests in the Partnership authorized the General Partners to sell all of the Partnership's properties under the terms outlined in the Solicitation Statement.

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                           SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                          BRAUVIN REAL ESTATE FUND L.P. 4

DATE:  July 15, 1999                  By: /s/ Jerome J. Brault


                            Name:  Jerome J. Brault


                            Title:    Managing General Partner